Exhibit 99

PRESS RELEASE

DATE: June 7, 2002

SOURCE: FNB Banking Company
                   Griffin, Georgia

TO: All Media

CONTACT: Charles Copeland (770) 227-2251 extension 1126

***FOR IMMEDIATE RELEASE***

FNB Banking Company in Griffin, Georgia, today announced that effective May 31, 2002, it has consummated the acquisition of American Community Bank of Georgia.

American Community Bank of Georgia’s single location at 2750 Highway 42 North, McDonough is now operating as a branch of the First National Bank of Griffin.

FNB Banking Company is a bank holding company that conducts a full service banking business through its subsidiary First National Bank of Griffin.  The combination of FNB Banking Company and American Community Bank has resulted in a combined institution of approximately $298 million in assets.  The addition of the Eagle’s Landing Office will bring to six the total number of First National Bank of Griffin branches, and will represent First National Bank of Griffin’s second branch location in Henry County.

American Community Bank shareholders will receive $13.35 in cash per share, which represents the original deal price of $13.25 per share plus interest from December 31, 2001 thru the date of closing.